October 12, 2010

Renowned Geophysicist Joins Lake Victoria Mining Company's Consulting Team

VANCOUVER, BRITISH COLUMBIA--(Marketwire - Oct. 12, 2010) - Lake Victoria Mining Company, Inc. ("Lake Victoria" or the "Company") (OTCBB:LVCA) today announced that it has entered into a Consulting Agreement with Dr. Misac Nabighian, Ph.D. in Geophysics, effective October 7, 2010. According to the terms of the agreement, Dr. Nabighian will provide certain advisory services with respect to the Company, including advising on geophysical matters, geophysical data processing and geophysical data interpretation and perform work in support of the Company's geological team.

Exploration geophysics uses various surface, airborne or drill hole techniques to measure the Earth's subsurface physical properties to detect or infer the presence and position of ore minerals, hydrocarbons, geothermal reservoirs, groundwater reservoirs, and other geological structures.

Pursuant to the terms of the agreement, Dr. Nabighian, in return for his ongoing geophysical consulting, will be entitled to receive certain share options and cash payments, based on the company's successful discovery of commercially feasible mineral resources or upon a joint venture or a sale of any property for which he has provided geophysical consulting.

Dr. Nabighian was awarded the President's Fellowship from Columbia University and he received the first G.W. Hohmann award for excellence in electrical geophysics. He was awarded one of the highest honors given by the Society of Exploration Geophysicists (SEG) being nominated as an Honorary Member. He was also nominated Professorem Honoris Causa from the University of Bucharest, Romania. He has published numerous professional papers in refereed journals and edited and contributed to the now classic two volume book set "Electromagnetic Methods in Applied Geophysics".

David Kalenuik, President of Lake Victoria shared that, "We believe that the fact that renowned professionals, such as Dr. Nabighian, are aligning themselves with Lake Victoria, makes a significant statement as to their confidence in our management and geological team. According to our agreement, Dr. Nabighian has based his compensation on the Company's successful discoveries. We believe this should give all shareholders confidence in the future potential of Lake Victoria. We all look forward to the insight and expertise that Dr. Nabighian brings to Lake Victoria."

About the Company

Lake Victoria Mining Company, Inc. is working to create another gold mine in the world famous Lake Victoria Greenstone Belt, Tanzania, East Africa. Tanzania is Africa's third largest gold producer, behind South Africa and Ghana, but also has reserves of uranium, nickel and coal. Gold exports alone earned it $1.076 billion in 2009, up from $932.4 million the previous year. Lake Victoria holds eleven prospective gold projects and five uranium projects within its Tanzania property portfolio. Additional information regarding the Company is available on the corporate website at: www.lakevictoriaminingcompany.com.

Disclaimer

This news release may contain forward-looking statements or information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Canadian provincial securities laws applicable to the Company. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.

Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to obtaining financing to meet the Company's exploration programs and operating costs during its exploratory stage, the interpretation of exploration results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with the Company's expectations, accidents, equipment breakdowns, title matters, or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, regulatory restrictions, including the inability to obtain mining permits and environmental regulatory restrictions and liability, the speculative nature of mineral exploration, dilution, competition, loss of key employees, and other risks and uncertainties, including those described under "Risk Factors" in the Company's Annual Report on Form 10-K filed on July 14, 2010, which is on file with the Securities and Exchange Commission, as well as the Company's periodic filings available at www.sec.gov and with Canadian Securities Administrators at www.sedar.com. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws.

Cautionary note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. This press release contains information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC's mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. Investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.

For more information, please contact

Lake Victoria Mining Company, Inc.

David T. Kalenuik

303-586-1390

info@lvcamining.com

www.lakevictoriaminingcompany.com